ECHO AUTOMOTIVE APPOINTS TODD LAWSON CHIEF FINANCIAL OFFICER

Scottsdale, AZ -- (MARKETWIRE—October 17, 2013) – Echo Automotive, Inc. (OTCQB: ECAU) (“Echo Automotive”, “Echo” or the “Company”) a developer of technologies enabling the cost-effective aftermarket addition of fuel-efficient plug-in hybrid capability to new and existing vehicles, today announced that Todd Lawson has been appointed Chief Financial Officer.

“With more than twenty-five years of experience in finance, treasury and accounting management, and an impressive track record of building scalable financial infrastructure and support systems for start-ups, growth companies and manufacturing operations, Todd’s skills and experience will be extremely valuable as we transition Echo from a development stage company to full commercialization," said Jason Plotke, President and Chairman of Echo. “He has a proven track record of helping emerging growth companies effectively manage expenses and attract capital in order to maximize shareholder value. He also has international and business development expertise that will serve the Company well as we expand our addressable markets. We are pleased to welcome a senior financial executive of Todd’s caliber to the Echo team and we look forward to his contributions.”

Prior to joining Echo Automotive, Mr. Lawson served as Chief Financial Officer for SNTech, Inc., a clean tech electric motor manufacturer that provides highly efficient, smart electric motors to markets throughout the U.S., Mexico, Europe and Asia. While at SNTech, he secured necessary equity and debt funding that allowed the company to grow revenues from $1 million to over $20 million in a two-year period. Previously, Mr. Lawson was Vice President of Finance at 41st Parameter, an online fraud detection and risk management software company. In this role he secured over $30 million of equity funding, guided the company from its pre-revenue inception period to annual subscription revenues of over $13 million per annum, and assisted in building an infrastructure capable of supporting the high transaction volumes of customers such as Bank of America, JPMorgan Chase, and HSBC Financial. Mr. Lawson also served as CFO of Vcommerce Corporation, a leading provider of proven on-demand commerce and fulfillment software solutions to online retailers and merchants, and held senior financial positions at Primarion, a mixed-signal semiconductor company, and Vivid Semiconductor, an analog display start-up. He began his career at Ernst & Young LLP, where he served manufacturing / high tech, software and real estate clients for more than 12 years and earned the position of senior manager. Mr. Lawson is a Certified Public Accountant and received a Bachelor of Science in Accounting from Arizona State University.

About Echo Automotive, Inc. (OTCQB: ECAU)
Echo Automotive™ is a technology company that specializes in delivering cost-effective electrification products and solutions that are purpose-built to maximize fleet transportation efficiency and provide optimal return on investment. The key to Echo’s strategy is the bolt-on nature of its solutions, which reduce operating costs and increase efficiency without affecting original vehicle operations. Additionally, Echo offers technology licensing, and consulting services in design, energy storage, propulsion, conversions, and vehicle engineering. For more information, please visit www.echoautomotive.com.

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, use of the proceeds from the financing transactions with United Fleet, increase in order fulfillment operations, growing demand for EchoDrive™ kits, development of technologies and products, and business strategy. These forward-looking statements are made as of the date of this news release and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K filed April 16, 2012, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

CONTACT:
David Waldman/Natalya Rudman
Crescendo Communications, LLC
Tel: 212-671-1020 x304
Email: ECAU@crescendo-ir.com
www.EchoAutomotive.com